EXHIBIT 99.1

Tennessee Commerce Bancorp Expects to Report Record Fourth Quarter Net Income,
Assets, Loans and Deposits; Net Loans and Deposits Exceed $1 Billion at Year-End

January 22, 2009

FRANKLIN, Tenn.—(BUSINESS WIRE)—Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today announced that it plans to report record results for the fourth quarter and year ending December 31, 2008, including record net income, assets, loans and deposits.

“We expect Tennessee Commerce to report record results for the fourth quarter due to continued loan growth and our strategic focus on the business banking market,” stated Mike Sapp, President of Tennessee Commerce Bancorp. “Our net loans broke the $1 billion milestone at year end. Our deposits also exceeded the $1 billion mark at year end 2008. Tennessee Commerce is now ranked as number one in deposit market share for Williamson County, one of the fastest growing counties in the region. We are proud of these record results, achieved solely from organic growth and without any assistance from mergers or acquisitions.

“We expect our growth rate for assets, loans and deposits to exceed 30% compared with the fourth quarter of 2007, significantly outperforming our bank peer group. We also expect to report that our earnings growth rate exceeded 25% in the fourth quarter compared with last year. Our record earnings are attributable to our continued loan growth, solid gains on loan sales and our efficient operating model.”

Tennessee Commerce reported fourth quarter 2007 net income of $2.1 million, $0.42 per diluted share.

“Tennessee Commerce’s loan quality has benefited from our focus on the business sector, the diversification of our loan portfolio across a number of industries and the strength of our local market,” continued Mr. Sapp. “The continued weakness in the national economy has affected certain customers and we expect our fourth quarter loan loss provision to be $3.3 million, an increase of approximately $1.3 million compared with the fourth quarter of last year. We also plan to strengthen our allowance for loan losses by about $3 million, or 1.30% of loans, at year end compared with the fourth quarter of 2007.

“During the fourth quarter, we completed the sale of $30 million in preferred stock to the U.S. Treasury. This new capital will be an important part of funding our continued loan growth into 2009. It is our intention to concentrate our assets and resources on loans to business customers in our local and national markets.”

“Loan demand remains excellent as we move into 2009, despite reported weakness in the U.S. economy. We are working to expand our presence in certain business markets and expect these new initiatives will have a positive impact on our continued growth in the new year,” concluded Mr. Sapp.

Tennessee Commerce expects to report its fourth quarter results on January 28, 2009.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, is forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp’s operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation’s filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce Bancorp, Inc. can be accessed at www.tncommercebank.com.

Contact:

Tennessee Commerce Bancorp, Inc.

Frank Perez, Chief Financial Officer